                                                                    Exhibit 11.1


                    FIELDWORKS, INCORPORATED AND SUBSIDIARIES
                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS


                                                             FOR THE YEARS ENDED
                                                   JANUARY 4,    JANUARY 5,    DECEMBER 31,
                                                     1998           1997            1995
                                                 -----------    -----------    ------------
BASIC AND DILUTED:
   Net loss                                      $(1,023,978)   $(3,296,046)   $  (626,919)
                                                 ===========    ===========    ============

   Weighted average common shares outstanding      8,125,147      5,865,270      5,554,171
   Effect of conversion of preferred shares (1)      117,287        576,923        576,923
                                                 -----------    -----------    -----------
                                                   8,242,434      6,442,193      6,131,094
                                                 ===========    ===========    ===========

NET LOSS PER COMMON SHARE                        $      (.12)   $      (.51)   $      (.10)
                                                 ===========    ===========    ===========

(1) Gives effect to preferred shares which converted to common shares concurrent with the company's initial public offering.